Exhibit 10.28

ADAPTEC, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Cash Compensation

The following table lists our non-employee director cash compensation policy.

Non-Employee Director Cash Compensation (1)
	Board of Directors		Audit Committee	Compensation Committee	Governance and Nominating Committee
Member Annual Retainer	$26,000		$5,000	$3,500	$2,250
Per-Meeting Retainer (2)	$2,000		$1,200	$1,200	$1,200
Chairperson Annual Retainer	$36,000	(3)	$10,000	$7,000	$4,500

(1)	Board members serving on other Board committees that are not permanent Board committees may receive additional compensation, as determined by the Board.

(2)	Chairperson of the Board and each Board committee may assess a reduced per-meeting retainer.

(3)	This amount includes the $26,000 member annual retainer.

Equity Compensation

Non-employee directors are eligible to participate in the Adaptec, Inc. 2006 Director Plan (the “Plan”). Awards under the Plan are discretionary and are determined by the Board.